John Hunt
Direct Line: (617) 439-2194
E-mail: jhunt@nutter.com

December 4, 2015

Little Harbor MultiStrategy Composite Fund
c/o Little Harbor Advisors, LLC
30 Doaks Lane
Marblehead, Massachusetts 01945

Re:	Little Harbor MultiStrategy Composite Fund

Ladies and Gentlemen:

We have acted as counsel to Little Harbor MultiStrategy Composite Fund (the “Trust”) in connection with the preparation and filing by the Trust of Post-Effective Amendment No. 3 to the Trust’s Registration Statement on Form N-2 (Registration No. 333-191707) (as amended, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) and relating to, among other things, the offering of Class Y shares of beneficial interest in the Trust (the “Class Y Shares”).

We have examined copies of (a) the Certificate of Trust dated September 13, 2013, (b) the Agreement and Declaration of Trust dated September 20, 2013, (c) the By-Laws of the Trust, (d) the Registration Statement and the prospectus and statement of additional information contained therein, (e) a certificate of an officer of the Trust dated December 3, 2015 (the documents listed in (a) though (e) are collectively referred to as the “Trust Documents”), and (h) such other documents, records, papers, statutes and authorities, and made such other investigation, as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates and other inquiries of officers and representatives of the Trust. We have also relied on certificates of public officials.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such

Nutter McClennen & Fish LLP ■ Attorneys at Law

Seaport West ■ 155 Seaport Blvd. ■ Boston, MA 02210‑2604 ■ 617‑439‑2000 ■ Fax: 617‑310‑9000 ■ www.nutter.com

Little Harbor MultiStrategy Composite Fund December 4, 2015 Page 2

documents and the validity and binding effect thereof on such parties. We express no opinion herein as to the laws of any state or jurisdiction other than Delaware.

Based upon and subject to the foregoing, we are of the opinion that:

1.The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2.The Class Y Shares have been duly authorized by the Trust, and, when paid for and issued in accordance with the Trust Documents, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

For the purposes of the opinions expressed above, we have assumed that (a) the Registration Statement, and any amendment thereto (including any other post-effective amendment), will have become effective and such effectiveness shall not have been terminated or rescinded; and (b) all Class Y Shares will have been issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner described in the Registration Statement and the applicable prospectus supplement.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to Nutter, McClennen & Fish, LLP as counsel to the Trust in the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,
/s/ Nutter, McClennen & Fish, LLP
Nutter, McClennen & Fish, LLP

JJH/EMA/MKK